Exhibit 1.01

Conflict Minerals Report of AmerisourceBergen Corporation
For the Year Ended December 31, 2017

1. Introduction

This Conflict Minerals Report of AmerisourceBergen Corporation ("AmerisourceBergen" or the "Company") for calendar year 2017 is presented in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934, as amended. Rule 13p-1 imposes certain reporting obligations on Securities and Exchange Commission registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (such minerals are referred to as "necessary conflict minerals"). Conflict minerals are defined by the Securities and Exchange Commission as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.

For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry ("RCOI") designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo ("DRC") or an adjoining country, collectively defined as the "Covered Countries." If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence as a method to conclude if the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries.

2. Company Overview

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. AmerisourceBergen delivers innovative programs and services designed to increase the effectiveness and efficiency of the pharmaceutical supply chain in both human and animal health.

3. Product Description

AmerisourceBergen identified three types of products that contain necessary conflict minerals (such products are referred to as "Covered Products"). Accordingly, AmerisourceBergen conducted in good faith a reasonable country of origin inquiry to determine whether any of the necessary conflict minerals in the Covered Products originated in the Covered Countries.

A business in the Company's Pharmaceutical Distribution Services operating segment provides technology solutions for physician practices in the form of automated cabinets designed to assist in inventory management and refrigerated medication storage. The Company's MWI Animal Health business has a weight based flow control and monitoring device for animal feed, as well as a liquid application system for animal feed. These three products - the automated cabinet, the flow control and monitoring device and the liquid application system - contain necessary conflict minerals.

AmerisourceBergen does not directly purchase any necessary conflict minerals from any source. AmerisourceBergen is a downstream company in the supply chain, and there are many third parties in the supply chain between the ultimate manufacturer of each Covered Product and the original sources of necessary conflict minerals. AmerisourceBergen must therefore rely on its suppliers to provide information regarding the origin of the necessary conflict minerals in the Covered Products.

4. Reasonable Country of Origin Inquiry

For Covered Products, AmerisourceBergen completed an RCOI. To implement the RCOI, direct suppliers were engaged to collect information regarding the presence and sourcing of necessary conflict minerals used in the Covered Products. Information was collected and stored using an online platform provided by a third-party supply-chain consultant.

Supplier Engagement

AmerisourceBergen conducted the following steps to obtain information from suppliers:

•
The Company sent an introduction email to direct suppliers determined to be in-scope, describing the conflict minerals compliance program requirements and the Covered Products containing raw materials acquired from the supplier, and identifying the Company's third-party supply chain consultant as a partner in the program.

•	Following the introductory email, the consultant sent a subsequent email to suppliers containing a registration and survey request link for an on-line data collection platform.

•
In an effort to increase awareness of the conflict minerals compliance program, the initial registration email identified a conflict minerals supplier resource center, which was established and is maintained by the Company's third-party supply chain consultant. The supplier resource center contains, among other things, frequently asked questions concerning necessary conflict minerals tracing and serves as an educational tool to enable the Company's suppliers to develop a deeper understanding of the program and why information is being requested. There were also opportunities for suppliers to participate in webinars providing information on the rules related to conflict minerals.

•	Following the initial introduction to the program and the information request, the consultant sent up to three reminder emails to each non-responsive supplier requesting survey completion.

For data collection, the program utilized the Conflict Minerals Reporting Template ("CMRT") created by the Responsible Business Alliance (formerly, the Electronic Industry Citizenship Coalition) and the Global e-Sustainability Initiative.

Information Requested

Suppliers were asked to provide information regarding the sourcing of necessary conflict minerals included in supplies they sold to AmerisourceBergen with the ultimate goal of identifying the smelters or refiners and associated mine countries of origin. Suppliers that had already performed a RCOI through the use of the CMRT were asked to upload this document into the consultant’s system or to provide this information in the online survey version. Suppliers were able to submit multiple CMRTs as needed to address all indicated products. In cases where a supplier was unable to provide one or more CMRTs specific to products it provides to AmerisourceBergen, the supplier could fill out one CMRT for all of its products, rather than tying its responses to the products it supplies AmerisourceBergen.

Quality Assurance

Supplier responses were evaluated by the supply-chain consultant for plausibility, consistency, and gaps. The consultant also conducted additional supplier contacts to address issues including incomplete data on CMRT reporting templates, responses that did not identify smelters or refiners for listed minerals, and organizations that were identified as smelters or refiners, but not verified as such through further analysis and research.

Reasonable Country of Origin Inquiry Results

A total of 12 suppliers were identified by AmerisourceBergen as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process. Five of the in-scope suppliers (42%) responded with a CMRT. Of the five suppliers that responded with a CMRT, five (100%) responded "yes" as to one or more of the necessary conflict minerals being necessary to the functionality or production of the products that they supply to AmerisourceBergen.

Suppliers indicating use of necessary conflict minerals identified 308 smelters and refiners that may have been used to supply the necessary conflict minerals contained in the products they sold to AmerisourceBergen for its Covered Products. Based on the Company's supply-chain consultant’s smelter and refiner database, 59 of the 308 smelters or refiners may source necessary conflict minerals from the Covered Countries. Out of the 59 smelters and refiners with indicia of sourcing from Covered Countries, 58 are certified as conflict free pursuant to the Conflict-Free Sourcing Initiative Conflict-Free Smelter Program and/or the London Bullion Market Good Delivery Program. For one of the 59 smelters and refiners with indicia of sourcing from the Covered Countries, there is no corresponding conflict free certification.

The suppliers reported the smelter and refiner information at a company level and not at a product level. Therefore, based on the information reported by the suppliers, AmerisourceBergen was unable to determine whether any of the identified smelters or refiners were in its supply chain. In addition, AmerisourceBergen was unable to determine the country of origin of the necessary conflict minerals contained in the Covered Products.

5. Design of and Implementation of Due Diligence

AmerisourceBergen's due diligence process is based on the Organization for Economic Cooperation and Development's (OECD's) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (2016). It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. As AmerisourceBergen is a downstream company in the supply chain, its due diligence practices were tailored accordingly.

Due diligence measures undertaken by AmerisourceBergen that are consistent with the OECD Guidance include the following:

•	Adopted a conflict minerals policy. AmerisourceBergen's conflict minerals policy is publicly available at investor.amerisourcebergen.com.

•	Used an internal team to support supply chain due diligence.

•	Used a consultant to assist with due diligence of the supply chain.

•	Attempted to identify the smelters or refiners in the supply chain.

•
To the extent that a smelter or refiner identified by a supplier was not certified as conflict-free by an independent third-party, attempted to contact that smelter or refiner to gain information about its sourcing practices.

•	Reported risk management findings to senior management.

•	Reported annually on supply chain due diligence.

The Form SD and this Conflict Minerals Report are publicly available at investor.amerisourcebergen.com.

6. Steps to Improve Due Diligence and Risk Mitigation

For future reporting periods, AmerisourceBergen intends to improve upon its supply chain due diligence efforts and its efforts to reduce the risk of the necessary conflict minerals benefiting armed groups in the Covered Countries via the following measures:

•	Continue to assess the presence of necessary conflict minerals in its supply chain.

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing.

•	Increase the response rate for the RCOI process.

•	Continue to compare the RCOI results to information collected via independent conflict free smelter validation programs, such as the Conflict Free Sourcing Initiative's Conflict-Free Smelter Program.

•	Review the work performed by the third-party supply chain consultant to evaluate its contributions to AmerisourceBergen's conflict minerals compliance program.

7. Product Determination

AmerisourceBergen is unable to determine whether or not its Covered Products are DRC conflict free. AmerisourceBergen does not have sufficient information from suppliers or other sources to conclude whether the necessary conflict minerals originated in the Covered Countries and, if so, whether the necessary conflict minerals were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free.

Forward-Looking Statements

This Conflict Minerals Report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company's intention to improve upon its supply chain due diligence efforts and risk mitigation efforts. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company's suppliers' responsiveness and cooperation with the Company's due diligence efforts, the Company's ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments, whether in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives and third-party consultants remain effective as a source of external support to us in the conflict minerals compliance process. Forward-looking statements are based on management's current views, beliefs and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under Rule 13p-1.